                                                                Exhibit 10.7

                                    AGREEMENT

The Agreement is made this 10 day of June 1996, by and between Long Distance Direct Marketing, Inc., having its principal place of business at 1 Blue Hill Plaza, Pearl River, NY 10965 (hereafter "Company") and Schulberg MediaWorks Inc., having its principal place of business at 69 Green Street, San Francisco, CA 94111 (hereafter "Producer"), with respect to the following facts:

         A. Producer has certain expertise and knowledge in the areas of television production, especially in the creation of infomercials and related promotions; and

         B. Producer has developed potential promotions for Company under separate agreement therefor, and Company has paid Producer a creative fee in conjunction therewith; and

         C. Company wishes to retain Producer to participate in the production of specific infomercial and infomercial-related projects identified on Exhibit A attached hereto (hereafter "the Program"), and Producer is willing to produce the Program on Company's behalf.

         NOW, THEREFORE, the parties agree as follows:

         a. Company engages Producer and Producer accepts Company's engagement to create, manage, produce and deliver in a timely manner the Program, on the terms and conditions set forth herein.

         b. Company shall execute this Agreement and provide Producer with Budget and Timeline approvals not less than five (5) days prior to commencement of any work on the Program.

         c. Company shall own and hold all proprietary rights in all production materials, including but not limited to the Program or portions thereof, and all production masters. Company shall have the exclusive, unlimited right in perpetuity throughout the world to broadcast and re-run the Program on free and basic cable television and to otherwise exploit the Program and/or any portion thereof, by any means, whether now known or hereafter devised. All sums payable to Producer as set forth in paragraph 4(a.) of Exhibit A attached herein shall constitute payment in full for the maximum exhibition of the Program.

                  (1) Intellectual Property Rights   All scripts, raw video
                  footage and completed master video tapes created pursuant to this Agreement and performances recorded thereon shall be and remain the sole property of Company, with the exception of music publishing rights (see section

                           Schulberg MediaWorks, Inc.
                                     6/9/96
                                      (1)

                  4.(d.)(5.)). Company shall own and control all rights, title and interest in all such property (including, without limitation, all rights arising under the United States copyright act, 17 U.S.C. Section 101 et seq.), and Producer hereby agrees to execute and deliver or cause to be executed and delivered to Company all such further and other documents as may be necessary to evidence or perfect such rights in Company.

         d. Any written changes by the Company to the content, material, or specifications of production of or for the Program, from those contained in the Budget, or delays in production due to any such changes or changes to the production schedule or Budget made at the written request of Company, shall be billed as additional time and service charges as specified on Producer's rate card prices attached herein, and shall be accepted by Producer only after a work order therefore has been issued to Producer, in writing; facsimile transmissions to Producer will be sufficient to constitute binding work orders. Company shall only be responsible for its written authorization of costs exceeding those set out in the Budget.

         e. Any request for approval required hereunder shall be submitted in writing to Company, along with all applicable information and materials. If Company does not respond in writing as to its approval or disapproval within seven days from the date of Company's receipt of written request therefor, then Company shall be deemed to have disapproved such request. If the Company fails to approve, in writing, changes requested by it in a timely manner, and after reasonable efforts to seek such approval, Producer may at its election, at any time after notification to Company of its intent to do so, shut down production pending resolution of the requested changes.

         f. Each of the parties hereto shall make every reasonable effort in the performance of their respective obligations hereunder to comply with all applicable municipal, county, state, NIMA, and federal laws, ordinances and regulations.

         2.       Production of Services

                  a. Producer shall write a script(s) for the Program, select a studio(s) or location(s), create and design content, direction, production, and set design, supervise production elements, obtain all equipment and below the line services, including without limitation producers, writers, directors, editors, testimonial participants, personnel and other individuals required to work with Producer to complete the Program, and in general, manage all aspects of the Production, including pre-production, production and post-production. Producer shall select all vendors for creation and production of the Program. The Program shall be edited on Producer's in-house IMMIX non-linear editing system, and the final version shall be delivered on a D2 Master videotape.


                           Schulberg MediaWorks, Inc.
                                     6/9/96
                                      (2)
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                  b. Producer shall make itself available at all reasonable
times at the request of Company for discussions regarding the Program, and shall promptly perform editing, re-editing, recordings, shooting and all other activities related to the Program.

                  c. Producer has submitted, and Company has approved, a Preliminary Budget Estimate of the total production costs of the Program's costs, not inclusive of talent fees and expenses, in the amount set forth in Exhibit A. Producer will submit a definitive budget of the total production costs ("Budget"), not to exceed $300,000, together with a production timeline ("Timeline"), for Company's approval prior to scheduling production of the Program. In the event the initial Budget presented for approval exceeds $300,000, not inclusive of talent fees and expenses such as travel and accommodations, Company shall have the option to terminate the Program. The Budget will be submitted by Producer to Company for approval no more than 5 business days following approval of Creative Treatment, a four-page outline of Program structure and elements.

                           The Budget for the Program will include all fees,
costs and expenses necessary for the completion of the Program (excluding talent fees and expenses such as travel and accommodations) including, but not limited to, Producer's Fees, mark-up, and all Program costs, based upon the Program as then written and as then planned for production. Producer shall be responsible for any additional costs incurred in excess of those set forth in the Budget, unless such costs are approved in writing by Company.

                  d. Company shall be allowed, and the Budget shall include, a reasonable number of drafts of the script and rough cut revisions, all as specified and approved in writing on the estimated Timeline for the Program. Any additions or changes thereafter shall be billed as additional costs and will necessarily delay the timetable for completion.

                  e. Producer shall provide a description of the online edit effects for discussion with Company prior to the online session and after final offline edit approval. Any additions or changes thereafter shall be billed as additional costs and may delay the timetable for completion.

                  f. Approval by Company of the First Draft, the Final Shooting Script, the Budget, the Rough Cut, the Fine Cut and the final master shall be within 7 business days of receipt of each. Producer shall be given a reasonable amount of time to prepare for any changes as specified by Company to any of the items referred to.

         3. Company's Obligations and Duties

                  a. Company shall make itself available at all reasonable times to consult with the Producer on script writing, shooting, or editing of the Program. Company is entitled and encouraged to have a representative authorized to make

                           Schulberg MediaWorks, Inc.
                                     6/9/96
                                      (3)
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decisions concerning the Program present at all stages of production of the
Program, including script development, pre-production planning, production and post-production. Notwithstanding the foregoing, should Company elect to not have an authorized representative present during any step of Program production, and upon condition that Company has in a timely manner approved respectively, the First Draft, the Final Shooting Script, the Rough Cut, the Fine Cut, and the Final Master, Producer shall as to each such step be entitled to proceed without Company's participation.

                  b. Company shall pay for any and all costs, including creative services, studio time and additional production and post-production costs, at Producer's standard rates, with respect to re-edits after the media test period, provided that estimates of such costs are submitted and approved by Company in advance of such re-edit or re-shoot.

                  c. Company shall provide celebrities, at Company's cost, for the production of the Program, as Company deems appropriate. Company also agrees to pay all costs for any talent appearing in the Program as either on-camera or off-camera performers, and talent hair, makeup, wardrobe, transportation, hotel and per diem expenses. Should Company request that Producer provide such celebrities, Producer shall do so, but Company shall pay, in addition to all costs therefor, Producer's standard charges for its services in conjunction therewith.

                  d. Company shall provide testimonial contacts, to include prescreened product users, their addresses, telephone numbers and sample products, at Company's cost, sufficient for the needs of the production of the Program. Should Company elect to have Producer provide such contacts Producer shall do so, but Company shall pay, in addition to all costs therefor, Producer's standard charges for its services in conjunction therewith.

                  e. Company shall copyright or cause to be registered for copyright, the Program and all related Products including but not limited to additional video products, original music and written products which are created by the Producer, in the name of the Company.

                  f. Company shall offer Producer the first right of refusal upon the terms described herein for production of any revisions to the Program and/or to any sequel, remake, derivatives, or follow-up programs.

         4.       Compensation

                  a. In full and complete consideration for the production of the Program, and for all services to be performed by Producer, Company shall pay to

                           Schulberg MediaWorks, Inc.
                                     6/9/96
                                      (4)
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Producer the total cost of the Program, as set forth in the Budget, and all additional costs authorized by Company in writing.

         b. Any and all post-production work requested by Company, in writing, subsequent to the submission of the Final Master, such as broadcast dubs, slides, audio tapes, shipping, etc., will be billed at net cost plus Producer's standard markup of 20%, and shall be payable 15 days after billing therefor.

         c. Notwithstanding the foregoing, if Company requests in writing services in excess of those specified in this Agreement, Company shall pay to Producer the actual costs for such agreed upon additional services upon performance of such services, in addition to the compensation specified herein.

         d. Company shall pay to Producer a royalty on all Products sold through any utilization of the Program or any edited version or portion thereof ("Gross Product Sales", or "GPS"), in the amount set forth in paragraph 5 of Exhibit A. GPS shall be defined for the purposes of this paragraph as all gross product sales resulting from any utilization of the Program, including direct response television sales, upsells, continuity programs, and foreign sales, less any returns, refunds, cancellations, credit card chargebacks and fees, sales taxes and shipping and handling charges. Producer acknowledges it has no right to any telecommunications billings generated as a result of Product sales. Payment shall be rendered to Producer by Company as follows;

                  (1) Company shall submit to Producer by the last day of each month, monthly statements detailing all Product sales activities for the preceding month, and shall at that time pay all sums shown to be due thereon.

                  (2) Company shall pay Producer royalties based on total Product sales during each month, regardless of any multiple payment program that may be utilized by the customer. Company may elect to create an escrow account as a reserve for returns. The reserve for returns and uncollectibles shall not exceed eight percent of Gross Revenues during the month for which such amounts are calculated, and shall be liquidated at the end of each calendar quarter after adjustment to reflect actual returns and uncollectibles.

                  (3) Producer reserves the right to request and receive, at Producer's expense, an audited accounting of all Product sales and royalty payments on a semi-annual basis; Producer shall additionally be entitled to inspect an audit of Company's records related to royalties due thereunder on reasonable notice all at the Producer's expense. In the event that Producer's audit shows an additional amount due in excess of 5% of the royalties claimed by Company as due for the period subject to audit, Company shall additionally pay all Producer's reasonable audit costs.


                           Schulberg MediaWorks, Inc.
                                     6/9/96
                                      (5)

         (4) Producer will retain and receive fifty percent (50%) of any and all music publishing rights and payments, and Company shall retain and receive fifty percent (50%) of any and all music publishing rights and payments. Company shall receive an unlimited, fully paid, non-exclusive license to use music from the Program in all media, on the sole conditions that Producer be credited as co-publisher and that Company provide Producer with specific identification of each such use.

                  e. In the event that Company terminates the Program pursuant to Paragraph 2.c. above, Company shall have no liability to Producer for any costs, expenses, or royalties. In the event that Company terminates the Program herein for any other reason, other than for breach of this agreement by Producer, Producer shall be entitled to keep all actual costs incurred by Producer up to the time of termination and Producer's standard markup on such costs, and in the event Company subsequently completes the Program without Producer, all royalties otherwise due to Producer pursuant to paragraph 5.d. above. Payments received by Producer in excess of such actual costs shall be promptly refunded to Company.


         5. Credits In addition to Company credits, provided that Producer shall satisfactorily perform all of its services as required herein, Producer shall receive audio and video credit in the end titles of the Program, substantially as follows: "Produced by Schulberg MediaWorks Inc."

         6. Miscellaneous Provisions

                  a. Notices All notices required or permitted under this Agreement shall be effective when received at the addresses or facsimile numbers as set forth on Exhibit A, or at such other addresses or facsimile numbers as the parties may from time to time designate in writing and delivered to the other party hereto in the manner provided for notice herein.

                           The designation for the person to be so notified may
be changed from time to time by notice thereunder. Any notice or other communication required or permitted to be given under this Agreement shall be in writing, and may be provided by facsimile transmission.

                  b. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof and supersedes in its entirety all prior agreements and understandings between the parties with respect to the subject matter hereof, whether oral or written, which shall have no further force or effect.

                  c. Modification and Assignment This Agreement cannot be modified except by a writing signed by all of the parties hereto. Company may

                           Schulberg MediaWorks, Inc.
                                     6/9/96
                                      (6)
at any time assign this Agreement, and/or any of its rights or obligations hereunder, to any affiliated person, firm, or corporation, provided that Company shall remain primarily liable for all obligations hereunder. Any such assignee shall be bound by the terms and conditions of the Agreement. Producer shall not assign any of its obligations to any third party without Company's prior written approval.

                  d. Submission, Warranties and Indemnities   Company agrees and
warrants that its approval of any material for use in the Program verifies that to the best of its knowledge the content therein is truthful and that the sale of Product promoted therein is not restricted or prohibited by any Federal, state or local law. If any lawsuit or other proceeding, whether instituted by any governmental body, or any other person or organization, is brought or threatened against Producer, or any of its affiliates, executives, or employees, Company will indemnify and hold harmless Schulberg MediaWorks, Inc., and its affiliates, executives and employees, as appropriate, from any and all damages resulting thereof, including, but not limited to; actual damages, punitive damages and fines, and all legal fees and other costs reasonably incurred in defending against the said claim, lawsuit, or other proceeding.

                  e. California Law   This Agreement shall be governed by and
interpreted in accordance with the laws of the State of California.

                  f. Attorneys Fees   In the event of any legal action relative
to this Agreement, the prevailing party therein will be entitled to recover its reasonable attorneys' fees therein in addition to any other relief rewarded.

                  g. Arbitration   Producer reserves the right, in the event any
amounts due hereunder remain unpaid, to institute arbitration proceedings, at its election, which proceedings shall be conducted in San Francisco under the then current rules of the American Arbitration Association. Any award rendered therein in favor of Producer may be enforced in any court of competent jurisdiction. Nothing contained in this paragraph shall limit or deprive either party of its rights to resort to judicial enforcement of any of the obligations set forth hereunder, or to seek provisional remedies from any court of competent jurisdiction pending the conclusion of any arbitration initiated hereunder.


                           Schulberg MediaWorks, Inc.
                                     6/9/96
                                      (7)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Dated:   June 10, 1996                      SCHULBERG MEDIAWORKS, INC., a
      ---------------------                 California corporation,

                                            By:  /s/ ILLEGIBLE
                                                ---------------------------


Dated:       6-10-96                        LONG DISTANCE DIRECT
      ---------------------                 MARKETING, INC., a New York
                                            corporation,

                                            By:  /s/ ILLEGIBLE
                                                ---------------------------


                           Schulberg MediaWorks, Inc.
                                     6/9/96
                                      (8)

                                   EXHIBIT A
                                       TO
          AGREEMENT BETWEEN SCHULBERG MEDIAWORKS, INC. (PRODUCER) and
                LONG DISTANCE DIRECT MARKETING, INC., (COMPANY)

1.       RECITAL C, PROGRAM DESCRIPTION:

                  An infomercial promoting the marketing and sale of Long Distance Direct Marketing, Inc. long distance telephone services as a business opportunity for individual consumers.

2.       Paragraph 2, Program Description:

                  Currently described by the parties as an original infomercial, which will include multiple locations, customer testimonials, direct-to-camera host segments, graphic treatments of consumer savings, and expert testimonials.

3.       Paragraph 2.c., Preliminary Budget Estimate:

                  $275,000

4.       Paragraph 4.a., Payment Schedule:

                  (1) $91,666.66, heretofore paid upon commencement of preproduction;

                  (2) Second payment of $91,666.66, due upon Company's approval of Producer's production budget;

                  (3) Third payment of $45,833.33, due upon delivery of Rough Cut;

                  (4) and final payment of $45,833.33, due upon delivery of D2 Master of completed program.

5.       Paragraph 4.d. Royalties:

                  (1) 1% percent of the Gross Product Sales ("GPS"), as defined in paragraph 4(d.), through utilization of the Program. Producer shall have no right to any telecommunications billings generated as a result of Product sales.




                           Schulberg MediaWorks Inc.
                                     6/9/96

6.       Paragraph 6.a., Addresses for Notice:

         To Producer:                                To Company:

         Jon Schulberg                               Steven Lampert
         President                                   Chief Executive Officer
         Schulberg MediaWorks Inc.                   Long Distance Direct, Inc.
         69 Green Street, 4th Floor                  1 Blue Hill Plaza
         San Francisco, CA 94111                     Pearl River, NY 10965

         Fax (415) 362-5390                          Fax (914) 620-1889

SCHULBERG MEDIAWORKS INC.,                           LONG DISTANCE DIRECT
California corporation                               MARKETING, INC.
                                                     New York corporation

By:                                                  By: /s/ Illegible
     ---------------------                               ------------------

                           Schulberg MediaWorks Inc.
                                     6/9/96

-------------------------------   ----------------------------------           ---------------------------------------
                                     [SCHULBERG MEDIAWORKS LOGO]
                                      69 GREEN STREET, 4TH FLOOR
     BUSINESS TERMS                    SAN FRANCISCO, CA 94111
     AND CONDITIONS                      TEL: (415) 362 5300                               TAPE TRANSFERS
                                         FAX: (415) 362 5390
   PAYMENT NET 15 DAYS
                                                                                                D2
 A SERVICE CHARGE OF 18%                  R A T E   C A R D                            15 MINUTE / $75 MINIMUM
PER ANNUM WILL BE CHARGED                                                              $3 / MINUTE THEREAFTER
 FOR INVOICES NOT PAID                        PERSONNEL
    WITHIN 15 DAYS                                                                            3/4" SP
                                   DIRECTOR                 $2000 DAY                  15 MINUTE / $45 MINIMUM
   OVERNIGHT COURIER               PRODUCER                 $ 600 DAY                  $1 / MINUTE THEREAFTER
    BILLED AS USED.                IMMIX EDITOR             $ 400 DAY
                                   COORDINATOR              $ 200 DAY                        BETACAM SP
  ANY TAPES NOT COLLECTED BY                                                           15 MINUTE / $45 MINIMUM
CLIENT 30 DAYS AFTER COMPLETION         PRE-PRODUCTION SERVICES                       $1.25 / MINUTE THEREAFTER
  OF PRODUCTION WILL INCUR
     STORAGE CHARGES,              PRODUCT CONSULTATION     $200 DAY
  $1 PER TAPE QUARTERLY.           CREATIVE DEVELOPMENT     $200 DAY
                                   TESTIMONIAL RECRUITMENT  $ 20 HR                           VHS DUBS
  HALF DAYS ARE BILLED AT          TRANSCRIPTION            $ 40 HR               AMT.    15MIN  30   60   90   120
  60% OF FULL DAY RATES.           LOCATION SCOUTING        $ 40 HR
                                                                                  1        $25   $30  $40  $50  $60
OVERTIME WILL BE BILLED AFTER           POST-PRODUCTION SERVICES                  2-9      $17   $20  $25  $30  $40
 10 HOURS AS TIME AND A HALF.                                                     10-49    $13   $17  $20  $25  $33
                                   IMMIX SUITE              $1000 DAY
 LIABILITY: IT IS THE CLIENT'S     MAC GRAPHICS
                                   PHOTOSHOP 3.0            $ 125 HR                 WINDOW DUBS ADD $7/EACH
RESPONSIBILITY TO APPROVE OF ALL   DIGITIZING               $  60 HR          PRICES INCLUDE TAPE STOCK, BOX & LABELS
 WORK AND MATERIALS BEFORE IT
 LEAVES SCHULBERG MEDIAWORKS
  IN TERMS OF ACCURACY AND
       TECHNOLOGY.
-------------------------------   ----------------------------------           ---------------------------------------

[SCHULBERG MEDIAWORKS LOGO]
69 Green Street
San Francisco, CA 94111
Tel. 415.362.5300
Fx.  415.362.5390


                  LDDI/SMW Preliminary Timeline - May 29, 1996


Week 1
--------------------------------------------------------------------------------
- SMW meets/conferences with LDDI for a full creative session, reiterating the goals of the infomercial, discussing positioning and developing creative concepts.

- LDDI delivers all product information relevant to the show and we would discuss further research that may be necessary.

-        SMW develops a creative treatment for approval.


Weeks 2-5
--------------------------------------------------------------------------------
-        SMW budget is presented for approval.

- Scripting begins. Scripts are delivered for review and revision during this time period.

- Pre-production begins - this entails selection of locations, contacting and seeding testimonials, hiring the production team, etc.


Weeks 6-7
--------------------------------------------------------------------------------
- Principal photography. On average, a "magazine-style" show will require 5-7 shooting days, including host days in an interview and/or direct-to-camera environment, testimonial days, product shoots, and possible live events.


Weeks 8-11
--------------------------------------------------------------------------------
- Post-production. Approximately 10 days after completion of principal photography a rough cut is delivered to you for approval. Production such as music and graphics are then incorporated into the program.


Week 12
--------------------------------------------------------------------------------
-        Delivery of final program.

-        Initial test.